EXHIBIT 10.1

BRIDGE CREDIT AGREEMENT

Dated as of March 10, 2017

among

ANALOG DEVICES, INC.,

as Borrower,

the LENDERS party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Syndication Agents

i

Table of Contents (continued)

Table of Contents (continued)

SCHEDULES

1.01	Consolidated EBITDA Add-backs
2.01	Commitments
5.13	Material Subsidiaries
5.17	Taxpayer Identification Number
7.01	Liens
7.02	Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

1.01	Assumption, Release and Guarantee Agreement
2.02	Loan Notice
2.09	Note
3.01	U.S. Tax Compliance Certificates
4.01	Solvency Certificate
6.02	Compliance Certificate
10.06	Assignment and Assumption

BRIDGE CREDIT AGREEMENT

This BRIDGE CREDIT AGREEMENT (“Agreement”) is entered into as of March 10, 2017, among ANALOG DEVICES, INC., a Massachusetts corporation (“ADI”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, ADI has entered into an Agreement and Plan of Merger dated as of July 26, 2016 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Merger Agreement”), with Tahoe Acquisition Corp., a Delaware corporation and Wholly Owned Subsidiary of ADI (“Merger Sub”), and Linear Technology Corporation, a Delaware corporation (the “Company”), pursuant to which, on the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a Wholly Owned Subsidiary of ADI (the “Acquisition”); and

WHEREAS, in connection with the Acquisition, ADI has requested that the Lenders make Loans on the Closing Date (such term and each other capitalized term used and not otherwise defined herein having the meaning specified in Section 1.01) in an aggregate principal amount up to $4,100,000,000, the proceeds of which will be used, together with the proceeds of the Term Loan Facilities and the Debt Securities (or any other term loan incurred or debt securities issued in lieu or replacement thereof) and cash on hand of ADI, to (a) pay the aggregate cash consideration for the Acquisition and (b) pay the fees and expenses and any costs associated with refinancing indebtedness of the Company or its Subsidiaries in connection with the Acquisition.

Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” has the meaning specified in the recitals hereto.

“ADI” has the meaning specified in the introductory paragraph hereto.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify to ADI and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agreement” means this Bridge Credit Agreement, as amended, modified or supplemented from time to time.

“Anti-Corruption Laws” has the meaning specified in Section 5.20(a).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of (a) prior to the making of the Loans on the Closing Date, the aggregate Commitments represented by such Lender’s Commitment at such time and (b) thereafter, the aggregate principal amount of all Loans outstanding at such time represented by such Lender’s outstanding Loans at such time. If the aggregate Commitments have terminated and the Loans have been repaid in full, then the Applicable Percentage of each Lender will be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.

“Applicable Rate” means, from time to time with respect to any Loan, the percentages per annum specified below for the applicable Type of Loan, based upon ADI’s current Debt Rating:

Pricing Level	Debt Ratings S&P/ Moody’s	Eurodollar Rate Loans	Base Rate Loans
I	>A+/A1	0.750%	0.000%
II	A/A2	0.875%	0.000%
III	A-/A3	1.000%	0.000%
IV	BBB+/Baa1	1.125%	0.125%
V	BBB/Baa2	1.250%	0.250%
VI	BBB-/Baa3	1.375%	0.375%
VII	<BB+/Ba1 or unrated	1.625%	0.625%

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by ADI to the Administrative Agent of notice thereof pursuant to Section 6.03(c) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the Debt Ratings differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level VII being the lowest). If there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply. If ADI has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply. If ADI does not have any Debt Rating, Pricing Level VII shall apply.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means the Persons named as joint lead arrangers and joint bookrunners on the cover page of this Agreement, acting in such capacities; provided that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) may, without notice to ADI, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 10.06 or any other form (including electronic documentation generated by any electronic platform) approved by the Administrative Agent and reasonably acceptable to ADI.

“Assumption of Borrower Obligations” means the assumption by the Subsidiary Borrower of all or a portion of the Borrower Obligations of ADI, the release of ADI as primary obligor in respect of such Borrower Obligations and the accession of ADI as Guarantor in respect of such Borrower Obligations, in each case pursuant to an Assumption, Release and Guarantee Agreement.

“Assumption, Release and Guarantee Agreement” means an Assumption, Release and Guarantee Agreement in the form of Exhibit 1.01 hereto or any other form agreed upon by ADI and the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of ADI and its Subsidiaries for the fiscal year ended October 29, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of ADI and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMCB as its “prime rate” and (c) the Adjusted Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a one-month interest period, plus 1.00%. For purposes of this definition, the Adjusted Eurodollar Rate for any day shall be based on the Eurodollar Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month. The “prime rate” is a rate set by JPMCB based upon various factors including JPMCB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by JPMCB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” means (a) prior to the Assumption of Borrower Obligations, ADI and (b) from and after the Assumption of Borrower Obligations, the Subsidiary Borrower and if the Subsidiary Borrower shall have assumed only a portion of ADI’s Borrower Obligations, ADI.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Obligations” means, as to ADI or the Subsidiary Borrower , the Obligations in respect of the principal amount of Loans and interest accrued thereon that are incurred or assumed by such Person in its capacity as a Borrower (but not, for the avoidance of doubt, any Obligations incurred by ADI in its capacity as a Guarantor).

“Borrowing” means Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Bridge Commitment Letter” means the commitment letter dated July 26, 2016, among ADI, the Arrangers and certain Affiliates of the Arrangers, providing for bridge term loan facilities, including the facility established hereby, in an aggregate principal amount of $11,600,000,000, as amended or supplemented from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, and if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”), directly or indirectly, of 40% or more of the equity securities of ADI entitled to vote for members of the board of directors or equivalent governing body of ADI on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) the board of directors of ADI shall cease to consist of a majority of Continuing Directors; or

(c) at any time when the Subsidiary Borrower is a Borrower, the Subsidiary Borrower shall fail to be a Subsidiary.

“Closing Date” means the date on which this Agreement is executed and delivered by the parties hereto and the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 10.01).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments on the Closing Date is $4,100,000,000.

“Company” has the meaning specified in the recitals hereto.

“Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include the impact of: (A) changes after the date of the Merger Agreement in GAAP; (B) changes after the date of the Merger Agreement in Laws; (C) changes after the date of the Merger Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions (including securities markets, credit markets, currency markets and other financial markets) in any country; (D) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events; (E) the announcement, pendency or consummation of the Merger Agreement, including the identity of ADI or any of its Affiliates, or any communication by ADI or any of its Affiliates (including any impact on the relationship of the Company or any of the Company’s Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners); (F) a change in the trading price of the Company Common Stock, any suspension of trading in the Company Common Stock, or the failure of the Company to meet public projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such underlying cause would otherwise be excepted from this definition); (G) any breach, violation or non-performance of any provision of the Merger Agreement by ADI or any of its Affiliates; (H) any actions taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of ADI; and (I) any claims or actions arising from allegations of breach of fiduciary duty or otherwise relating to the Merger Agreement or the Merger; except, with respect to clauses (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to the business, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect. Capitalized terms used but not defined in this definition (other than the terms Merger Agreement and Company Material Adverse Effect) shall have the meanings assigned to such terms in the Merger Agreement as in effect on July 26, 2016.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.02.

“Consent Jurisdiction” means any member state of the European Union as of the date hereof that is not a Permitted Jurisdiction; provided that, notwithstanding anything to the contrary contained herein, in no event shall Bulgaria, Cyprus, Estonia or Latvia be a Consent Jurisdiction.

“Consolidated EBITDA” means, for any period, for ADI and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by ADI and its Subsidiaries for such period,

(iii) depreciation and amortization expense for such period, (iv) non-cash stock-based compensation expense for such period, (v) certain non-recurring expenses of ADI and its Subsidiaries incurred prior to the date hereof, as more fully set forth on Schedule 1.01, for such period, and non-recurring cash expenses relating to pension liabilities incurred after July 10, 2015, in an aggregate amount not to exceed $300,000,000, (vi) non-recurring expenses (whether or not separately identified on the profit and loss statement) of ADI and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (vii) non-recurring cash expenses (whether or not separately identified on the profit and loss statement) of ADI and its Subsidiaries reducing such Consolidated Net Income to the extent such cash expenses are not paid in such period but will be paid in a future period (it being understood that such non-recurring cash expenses will reduce Consolidated EBITDA, but only when paid), (viii) fees and expenses in connection with the Transactions, and (ix) merger and integration costs in connection with the Transactions minus (b) to the extent included in calculating such Consolidated Net Income, all non-recurring non-cash items increasing Consolidated Net Income for such period, all as determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for ADI and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of ADI and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of ADI and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for ADI and its Subsidiaries on a consolidated basis, the net income of ADI and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, in each case as determined in accordance with GAAP.

“Consolidated Tangible Assets” means, at any time, the consolidated tangible assets of ADI and its Subsidiaries, as determined in accordance with GAAP.

“Continuing Directors” means the directors of ADI on the date hereof, and each other director whose election by the board of directors of ADI or whose nomination for election by the stockholders of ADI was approved by a vote of at least a majority of the directors who were either directors of ADI on the date hereof or whose election or nomination for election was previously so approved by directors who were Continuing Directors (in each case, such approval either by a specific vote or by approval of ADI’s proxy statement in which such director was named as a nominee for election as a director).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Rating” means, as of any date of determination, the rating as determined by S&P and Moody’s (collectively, the “Debt Ratings”) of ADI’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Securities” means (a) the $400,000,000 in aggregate principal amount of 2.500% Senior Notes due December 5, 2021, (b) the $550,000,000 in aggregate principal amount of 3.125% Senior Notes due December 5, 2023, (c) the $900,000,000 in aggregate principal amount of 3.500% Senior Notes due December 5, 2026 and (d) the $250,000,000 in aggregate principal amount of 4.500% Senior Notes due December 5, 2036, in each case, issued pursuant to that certain Indenture, dated as of June 3, 2013, as supplemented by that certain Supplemental Indenture, dated as of December 5, 2016, by and between ADI and the Bank of New York Mellon Trust Company, N.A., as trustee.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified ADI or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or ADI, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and ADI), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or any Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to ADI and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of property of any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all applicable federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, governmental licenses, governmental agreements or governmental restrictions relating to pollution or the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of ADI or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with ADI within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by ADI or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by ADI or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution by the PBGC of proceedings to terminate a Pension Plan; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon ADI or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the Eurodollar Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if no Eurodollar Screen Rate shall be available at such time for such Interest Period but Eurodollar Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Eurodollar Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the Eurodollar Rate, determined as provided above, would otherwise be less than zero, then the Eurodollar Rate shall be deemed to be zero for all purposes.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“Eurodollar Rate Loan” means a Loan that bears interest at the Eurodollar Rate.

“Eurodollar Screen Rate” means, for any day and time, with respect to any Eurodollar Rate Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01 or LIBOR02) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal and, solely with respect to payments made by the Subsidiary Borrower, Republic of Ireland withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by ADI under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letters” means (a) the Administrative Agent Fee Letter dated July 26, 2016, between ADI and the Administrative Agent and (b) the Arranger Fee Letter dated July 26, 2016, among ADI, JPMCB, Bank of America, N.A., MLPF&S, Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch.

“Foreign Lender” means any Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other monetary obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, from and after the date of the Assumption of Borrower Obligations, ADI in its capacity as guarantor of the Obligations of the Subsidiary Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Loans” has the meaning specified in Section 3.03.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) earnouts or other earned deferred payment obligations measured in whole or in part by events or performance occurring after the purchase, to the extent such obligations have not yet been recorded as liabilities on the consolidated balance sheet of such Person);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in the applicable Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Interpolated Screen Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Eurodollar Screen Rate for the longest maturity for which a Eurodollar Screen Rate is available that is shorter than such Interest Period and (b) the applicable Eurodollar Screen Rate for the shortest maturity for which a Eurodollar Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“IRS” means the United States Internal Revenue Service.

“JPMCB” means JPMorgan Chase Bank, N.A., and its successors.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any

Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (other than agreements consisting of contracts with Governmental Authorities entered into by a Person in the ordinary course of business), in each case whether or not having the force of law.

“Lender” means each of the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify ADI and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, the Fee Letters and each Assumption, Release and Guarantee Agreement.

“Loan Notice” means a notice of (a) a borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means (a) prior to the Assumption of Borrower Obligations, ADI (as Borrower) and (b) from and after the Assumption of Borrower Obligations, the Subsidiary Borrower (as Borrower) and ADI (as Guarantor and, if the Subsidiary Borrower shall have assumed only a portion of ADI’s Borrower Obligations, as a Borrower).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of ADI and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under this Agreement or the Loan Documents, taken as a whole, or the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement or the Loan Documents, taken as a whole; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of this Agreement or the Loan Documents, taken as a whole.

“Material Subsidiary” means each Subsidiary now existing or hereafter acquired or formed, and each successor thereto, together with its Subsidiaries on a consolidated basis, with respect to which any of the following criteria has been met: (a) the aggregate revenue generated by such Subsidiary and its Subsidiaries on a consolidated basis for the twelve month period ending as of the most recently completed fiscal quarter of ADI equals or exceeds 5% of the consolidated gross revenues of ADI and its Subsidiaries for such period, (b) the Consolidated EBITDA attributable to such Subsidiary and its Subsidiaries on a consolidated basis for the twelve month period ending as of the most recently completed fiscal quarter of ADI equals or exceeds 5% of Consolidated EBITDA for such period or (c) the aggregate book value of the assets of such Subsidiary and its Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal quarter of ADI equals or exceeds 5% of the book value of all of the assets of ADI and its Subsidiaries as of the last day of such period.

“Maturity Date” means the day that is 90 days after the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately succeeding Business Day.

“Merger” has the meaning specified in the recitals hereto.

“Merger Agreement” has the meaning specified in the recitals hereto.

“Merger Agreement Representations” means such of the representations and warranties made by the Company in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that ADI (or any of its Affiliates) has the right to terminate its obligations under the Merger Agreement or the right to elect not to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement.

“Merger Sub” has the meaning specified in the recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which ADI or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including ADI or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit 2.09.

“Notice of Illegality” has the meaning specified in the last proviso to Section 7.03.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising with respect to any Loan or otherwise under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outside Date” means October 26, 2017.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by ADI or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Permitted Jurisdiction” means any State of the United States, the District of Columbia, Belgium, Finland, Germany, Hong Kong, Ireland, Luxembourg, the Netherlands, Singapore, Sweden, Switzerland or the United Kingdom.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of ADI or any ERISA Affiliate or any such Plan to which ADI or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Commitments or Loans representing more than 50% of the aggregate Commitments or Loans, as the case may be, outstanding at such time; provided that the Commitments or Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, chief accounting officer or controller of ADI and any other officer of ADI so designated by any of the foregoing officers in a written notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of ADI shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of ADI and such Responsible Officer shall be conclusively presumed to have acted on behalf of ADI.

“S&P” means S&P Global Ratings and any successor thereto.

“Sanctions” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC and the USA PATRIOT Act), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Specified Representations” means the representations and warranties made by ADI in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.04, 5.14, 5.19(b) and 5.20(b) (insofar as it relates to Sanctions administered or enforced by the United States government).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the FRB to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of ADI (including, at all times on and after the Closing Date, the Company and its Subsidiaries).

“Subsidiary Borrower” means Analog Devices Technology Unlimited Company, a company incorporated under the laws of the Republic of Ireland, a Bermuda tax resident as of the Closing Date, and a Wholly Owned Subsidiary of ADI, or any of its successors or assigns to the extent permitted by Section 7.03(e) and the last proviso to Section 7.03.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Agreement” means that certain Credit Agreement dated as of September 23, 2016, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, relating to the Term Loan Facilities, as amended, modified or supplemented from time to time.

“Term Loan Facilities” means the delayed draw three-year and five-year term loan facilities in an aggregate principal amount of up to $5,000,000,000 established pursuant to the Term Loan Credit Agreement.

“Term Loan Subsequent Subsidiary Borrower” means any “Subsequent Subsidiary Borrower” as defined in the Term Loan Credit Agreement.

“Threshold Amount” means $250,000,000.

“Transactions” means, collectively, (a) the execution, delivery and performance of this Agreement by each Loan Party, (b) the making of the Loans hereunder and use of proceeds thereof, (c) the payment of fees and expenses incurred in connection with the foregoing and (d) the Acquisition.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unaudited Financial Statements” means the unaudited condensed consolidated balance sheet of ADI and its Subsidiaries as at the end of the fiscal quarter ended January 28, 2017, and the related unaudited condensed consolidated statements of income, comprehensive income and cash flows for such fiscal quarter of ADI and its Subsidiaries, including the notes thereto.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests (other than qualifying shares required in connection with a Subsidiary organized and domiciled outside of the United States) are at the time owned, directly or indirectly, by ADI.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02. Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP (including the early adoption by ADI of any provision of GAAP) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either ADI or the Required Lenders shall so request, the Administrative Agent, the Lenders and ADI shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) ADI shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements notwithstanding any change in GAAP related thereto.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of ADI and its Subsidiaries or to the determination of any amount for ADI and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that ADI is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04. Rounding.

Any financial ratios required to be maintained by ADI pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Assumption of Borrower Obligations.

(a) ADI shall have the right, at any time after the borrowing on the Closing Date, upon not fewer than five Business Days’ notice to the Administrative Agent (which shall promptly make such notice available to the Lenders), to cause all or a portion of its Borrower Obligations to be assumed by the Subsidiary Borrower. Subject to the satisfaction of the conditions set forth in Section 4.02, the Assumption of Borrower Obligations shall become effective on the date specified in such notice, and at the time of such effectiveness, (i) the Subsidiary Borrower shall become a party to this Agreement, shall assume and succeed to ADI’s Borrower Obligations or such portion thereof as shall be specified in the Assumption, Release and Guarantee Agreement and, as to such Borrower Obligations or portion thereof, shall thenceforth be “the Borrower” for all purposes hereof, (ii) ADI shall be released from its obligations as Borrower in respect of the Borrower Obligations so assumed by the Subsidiary Borrower (but shall remain “the Borrower” in respect of any Borrower Obligations not assumed by the Subsidiary Borrower) and (iii) ADI shall guarantee the Borrower Obligations so assumed by the Subsidiary Borrower pursuant to the Assumption, Release and Guarantee Agreement.

(b) In the event the Assumption of Borrower Obligations shall involve a portion of, but not all, the Borrower Obligations of ADI, all references in this Agreement and the other Loan Documents to “the Borrower” shall, after the effectiveness of the Assumption of Borrower Obligations, apply separately to ADI and the Subsidiary Borrower in respect of the Borrower Obligations (if any) assumed or retained by it; provided that (i) any notice or other document required to be delivered to “the Borrower” shall be deemed to have been delivered to each Borrower if delivered to ADI, (ii) any notice required to be delivered by “the Borrower” shall be deemed to have been delivered if delivered by ADI, (iii) the Obligations of the Subsidiary Borrower shall be several and not joint and (iv) neither the Administrative Agent nor any Lender shall exercise any rights of setoff or any other remedies against the property of the Subsidiary Borrower other than with respect to the direct obligations of the Subsidiary Borrower.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. Loans.

Subject to the terms and conditions set forth herein, each Lender agrees to make a term loan (each such loan, a “Loan”) to the Borrower in Dollars on the Closing Date in a principal amount not to exceed the amount of its Commitment in effect on such date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of any Borrowing from one Type to the other, and each continuation of any Eurodollar Rate Borrowing will be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone (promptly confirmed in writing). Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.

(b) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Each Borrowing initially shall be of the Type specified in the applicable Loan Notice and, in the case of a Eurodollar Rate Borrowing, shall have an initial Interest Period as specified in such Loan Notice. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Rate Borrowing, may elect Interest Periods therefor, all as provided in Section 2.02(a). The Borrower may elect different conversion or continuation options with respect to different portions of the affected Borrowing (and all references herein to conversion or continuation of a Borrowing shall be understood to include any such election of different options with respect thereto), in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(c) At the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. On the Closing Date, each Base Rate Borrowing shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(d) Each Loan Notice (whether telephonic or written) will specify (i) whether the Borrower is requesting a Borrowing, a conversion of any Borrowing from one Type to the other, or a continuation of any Eurodollar Rate Borrowing, (ii) the requested date of such Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the aggregate principal amount of Loans to be borrowed or the existing Borrowing that is to be converted or continued (and, if different conversion or continuation options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing), (iv) the Type of each requested resulting Borrowing and (v) the duration of the Interest Period with respect to each requested resulting Eurodollar Rate Borrowing. If the Borrower fails to specify the Type of the Loans requested in a Loan Notice, then the applicable Loans will be made as Base Rate Loans. If the Borrower fails to give timely notice requesting a conversion or continuation of any Eurodollar Rate Borrowing, such Eurodollar Rate Borrowing will be continued with an Interest Period of one month. If the Borrower requests a Borrowing of, or conversion to or continuation of, Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(e) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the details thereof and of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in the preceding paragraph. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(f) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, if the Required Lenders shall so stipulate in a notice delivered to the Borrower and the Administrative Agent, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(g) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in JPMCB’s prime rate used in determining the Base Rate promptly following the announcement of such change.

(h) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Loans.

2.03. Prepayments.

The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent (and may be conditioned upon the occurrence or non-occurrence of one or more events or circumstances) and received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount of the Loans of the applicable Type then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.04. Termination or Reduction of Commitments.

(a) ADI may, upon written notice to the Administrative Agent, terminate or permanently reduce the Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction (and may be conditioned upon the occurrence or non-occurrence of one or more events or circumstances) and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify Lenders of the details of any such notice. Any partial reduction of the Commitments will be applied to the Commitments of the Lenders in accordance with their respective Applicable Percentages. Any termination or reduction of the Commitments shall be permanent.

(b) Unless previously terminated, the Commitments shall terminate automatically on the earliest of (i) 11:59 p.m., New York City time, on the Outside Date, (ii) the consummation of the Acquisition without the borrowing of any Loans hereunder and (iii) the making of Loans on the Closing Date.

2.05. Repayment of Loans.

The Borrower will repay the outstanding principal amount of the Loans on the Maturity Date.

2.06. Interest.

(a) Subject to the provisions of clause (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07. Fees.

ADI shall pay to the Administrative Agent for its own account and for the accounts of the Arrangers (or their Affiliates) and the Lenders, as applicable, fees in the amounts and at the times separately agreed upon in the Bridge Commitment Letter and the Fee Letters.

2.08. Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09. Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amounts of the Loans made by the Lenders to the Borrower and the interest accrued and payments received thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note evidencing such Lender’s Loans to the Borrower. Each Lender may attach schedules to a Note and endorse thereon the date, Type, amount and maturity of its Loans and payments received with respect thereto.

2.10. Payments Generally.

(a) General. Except as otherwise specifically provided in Section 3.01, all payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans of the applicable Type. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender so to make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Lender Payments. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(b)(i) or 10.04(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.11. Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this Section 2.11 shall apply).

The Loan Parties consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan

Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the Borrower, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the applicable Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by applicable Law to withhold or deduct any Taxes, including United States Federal backup withholding Taxes, from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions (in the case of the Administrative Agent, in the amount determined by it to be required based upon the information and documentation it has received pursuant to clause (e) below), (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each Loan Party shall, and does hereby, severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Loan Party to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, other than penalties, interest or reasonable expenses arising from the gross negligence or willful misconduct on the part of the Recipient as determined by a court of competent jurisdiction by final and nonappealable judgment, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each Loan Party shall, and does hereby severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative

Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation or information reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be, or evidence that such payments may be, made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.01(a) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(b) or Exhibit 3.01(c), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(d) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest, or other charges attributable to the gross negligence or willful misconduct on the part of the Recipient as determined by a court of competent jurisdiction by final and nonappealable judgment) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h) Defined Terms. For purposes of this Section 3.01, the term “applicable Law” or “applicable Laws” includes FATCA.

3.02. Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such

Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan (in each case with respect to this clause (a)(i), “Impacted Loans”), or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section 3.03, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section 3.03, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) the imposition of, or any change in the rate of, any Excluded Tax) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05. Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but not loss of anticipated profits or margin) incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 3.05 and delivered to the Borrower shall be conclusive absent manifest error.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a Notice of Illegality pursuant to the last proviso to Section 7.03 or a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the Notice of Illegality pursuant to the last proviso to Section 7.03 or the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender shall have delivered a Notice of Illegality pursuant to the last proviso to Section 7.03 or a notice pursuant to Section 3.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), then the Borrower may replace such Lender in accordance with Section 10.13.

3.07. Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT

4.01. Conditions to Effectiveness and Borrowing.

This Agreement and the obligations of the Lenders to make Loans hereunder on the Closing Date shall become effective upon satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement properly executed by a Responsible Officer of ADI and by each Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to ADI, addressed to the Administrative Agent and each Lender, dated as of the Closing Date and in form and substance satisfactory to the Administrative Agent.

(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of ADI, the authorization of the Transactions, the incumbency of the Responsible Officers executing documents and any other legal matters relating to ADI, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) Solvency. The Administrative Agent shall have received a certificate in the form of Exhibit 4.01 from ADI, executed by its chief financial officer certifying that ADI and its subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.

(e) Officer’s Closing Certificate. The Administrative Agent shall have received a certificate of ADI signed by a Responsible Officer certifying (i) that the conditions specified in Section 4.01(h), Section 4.01(j) (as to the Specified Representations only) and Section 4.01(k) have been satisfied and (ii) that, to the best knowledge of ADI, the condition specified in Section 4.01(j) (as to the Merger Agreement Representations) has been satisfied.

(f) Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(g) “Know Your Customer” Documentation and Related Information. The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information reasonably requested in writing at least ten Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.

(h) Acquisition. The Acquisition shall be consummated substantially concurrently with the making of the Loans hereunder on the Closing Date in all material respects in accordance with the terms of the Merger Agreement. The Merger Agreement shall not have been amended or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by ADI, in each case after July 26, 2016, if such amendment, modification, waiver or consent would be material and adverse to the interests of the Lenders (in their capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(i) Financial Statements. The Arrangers shall have received (i) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of ADI and the Company, in each case for the last three fiscal years to have been completed at least 90 days prior to the Closing Date, and (ii) U.S. GAAP unaudited consolidated balance sheets and related statements of income and cash flows of each of ADI and the Company for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (it being agreed that all such information referred to in subclauses (i) and (ii) of this clause (b) for all relevant periods ended on or prior to (A) for ADI, January 28, 2017 and (B) for the Company, January 1, 2017, has been received).

(j) Representations. The Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects on and as of the Closing Date.

(k) No Company Material Adverse Effect. Except as disclosed in (a) the Company SEC Documents (as defined in the Merger Agreement as in effect on July 26, 2016) filed or furnished since June 28, 2015 and prior to July 26, 2016 (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” sections) or (b) the Company Disclosure Schedule (as defined in the Merger Agreement as in effect on July 26, 2016) provided to certain of the Arrangers immediately prior to the execution of the Bridge Commitment Letter (provided that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of the Merger Agreement except to the extent that the relevance of such disclosure to another section or representation is reasonably apparent), since April 3, 2016, there shall not have been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable by ADI on or prior to the Closing Date (including, to the extent such amounts are invoiced at least two business days prior to the Closing Date, payment or reimbursement of all fees and expenses required to be paid or reimbursed by ADI) under the Bridge Commitment Letter, the Fee Letters or this Agreement.

The Administrative Agent shall notify ADI and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Each Lender, by delivering its signature page to this Agreement on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Arrangers or the Lenders on the Closing Date.

4.02. Conditions to Assumption of Borrower Obligations.

The effectiveness of the Assumption of Borrower Obligations shall be subject to (a) the execution and delivery of an Assumption, Release and Guarantee Agreement by ADI and the Subsidiary Borrower and (b) satisfaction of the conditions precedent set forth in the Assumption, Release and Guarantee Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

ADI represents and warrants to the Administrative Agent and the Lenders as of the Closing Date as follows, it being understood that the failure of any representation or warranty (other than the Specified Representations and the Merger Agreement Representations to the extent provided in Section 4.01) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to the funding of the Loans on the Closing Date:

5.01. Existence, Qualification and Power.

ADI (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business in which it is currently engaged and

(ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention.

The execution, delivery and performance by ADI of each Loan Document have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of ADI’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which ADI is a party or affecting ADI or the properties of ADI or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which ADI or any of its Subsidiaries or their properties are subject; or (c) violate any Law, except, in each case referred to in clause (b) or (c), to the extent that such matters, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, ADI of this Agreement or any other Loan Document.

5.04. Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by ADI. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a valid and binding obligation of ADI, enforceable against ADI in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05. Financial Statements; No Material Adverse Effect; Solvency.

(a) The Audited Financial Statements and the Unaudited Financial Statements (i) were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of ADI and its Subsidiaries as of the date thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the Unaudited Financial Statements.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) Immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, (i) the fair value of the assets of ADI and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of ADI and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) ADI and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) ADI and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted on and proposed to be conducted following the Closing Date.

5.06. Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of ADI, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against ADI or any of its Subsidiaries or against any of their properties or revenues that (a) could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07. No Default.

No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens.

ADI and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of ADI and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09. Environmental Compliance.

(a) There exists no claim alleging potential liability or responsibility for violation of any Environmental Law with respect to ADI’s or any of its Subsidiaries’ respective businesses, operations and properties and (b) there exists no violation of any Environmental Law, in each case to the extent such liability, responsibility or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10. Insurance.

The properties of ADI and its Subsidiaries are insured with insurance companies not Affiliates of ADI (and, to ADI’s knowledge, such insurance companies are financially sound and reputable), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where ADI or the applicable Subsidiary operates.

5.11. Taxes.

ADI and its Subsidiaries have (a) filed all federal, state and other material Tax returns and reports required to be filed, and (b) paid all federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are (i) being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) would not reasonably be expected to have a Material Adverse Effect. There is no proposed written Tax assessment against ADI or any Subsidiary that has been delivered to ADI or such Subsidiary that would, if made, have a Material Adverse Effect.

5.12. ERISA Compliance.

Except as would not reasonably be expected to have a Material Adverse Effect:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income Tax under Section 501(a) of the Code or an application for such a letter is currently being processed by the IRS. To the best knowledge of ADI, nothing has occurred that would prevent, or cause the loss of, such Tax-qualified status.

(b) There are no pending or, to the best knowledge of ADI, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred and neither ADI nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) ADI and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and neither ADI nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither ADI nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither ADI nor any ERISA Affiliate has engaged in a transaction that is reasonably likely to be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13. Subsidiaries.

Set forth on Schedule 5.13 is a complete and accurate list of each Material Subsidiary of ADI, together with jurisdiction of organization, as of the date of this Agreement.

5.14. Margin Regulations; Investment Company Act.

(a) ADI is not engaged and does not intend to engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB) in violation of Regulation U, or extending credit for the purpose of purchasing or carrying margin stock. The making of the Loans hereunder and the use of the proceeds thereof will not result in a violation of Regulation U.

(b) None of ADI or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of ADI to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains, as of the date of such report, financial statement, certificate or other information, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, ADI represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16. Compliance with Laws.

ADI and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17. Taxpayer Identification Number.

The true and correct U.S. taxpayer identification number of ADI is set forth on Schedule 5.17.

5.18. Intellectual Property; Licenses, Etc.

Unless failure to do so would not reasonably be expected to result in a Material Adverse Effect, (a) ADI and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses as currently engaged, without conflict with the rights of any other Person and (b) no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by ADI or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to ADI’s knowledge, threatened which either individually, or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.19. Sanctions.

(a) Neither ADI nor any of its Subsidiaries, nor, to the knowledge of ADI and its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or (iii) located, organized or resident in a Designated Jurisdiction.

(b) No Loan, or the proceeds of any Loan, will be used by ADI, directly or indirectly, to fund any activity or business in any Designated Jurisdiction or, to the knowledge of ADI, to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or, to the knowledge of ADI, in any other manner that, in each case, will result in any violation by any Person (including any Lender, any Arranger or the Administrative Agent) of Sanctions.

5.20. Anti-Corruption Laws.

(a) ADI and its Subsidiaries have conducted their businesses in all material respects in compliance with the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010 (“Anti-Corruption Laws”). ADI has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws.

(b) No Loan, or the proceeds of any Loan, will be used by ADI, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, ADI shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01. Financial Statements.

Deliver to the Administrative Agent (for delivery to each Lender), in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of ADI, a consolidated balance sheet of ADI and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of ADI, a consolidated balance sheet of ADI and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of ADI’s fiscal year then ended, and the related consolidated statement of cash flows for the portion of ADI’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of ADI as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of ADI and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(b), ADI shall not be separately required to furnish such information under clause (a) or (b) above.

6.02. Certificates; Other Information.

Deliver to the Administrative Agent (for delivery to each Lender), in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of ADI;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of ADI, and copies of all annual, regular, periodic and special reports and registration statements which ADI may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, that are not otherwise required to be delivered to the Administrative Agent and each Lender pursuant hereto;

(c) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of ADI or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent and each Lender pursuant to Section 6.01 or any other clause of this Section 6.02;

(d) promptly, and in any event within five Business Days after receipt thereof by ADI or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of ADI or any of its Subsidiaries; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of ADI or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which ADI posts such documents, or provides a link thereto, on ADI’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on ADI’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) ADI shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests ADI to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) ADI shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by ADI with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

ADI hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders information provided by or on behalf of ADI hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debt Domain, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to ADI or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. ADI hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” ADI shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to ADI or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, ADI shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03. Notices.

Promptly notify the Administrative Agent (for delivery to each Lender):

(a) of the occurrence of any Default of which a Responsible Officer of a Loan Party has knowledge;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (to the extent any of the following in this clause (b) has resulted or would reasonably be expected to result in a Material Adverse Effect) (i) breach or non-performance of, or any default under, a Contractual Obligation of ADI or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between ADI or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting ADI or any Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) the occurrence of any ERISA Event; and

(c) of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(c)) shall be accompanied by a statement of a Responsible Officer of ADI setting forth details of the occurrence referred to therein and stating what action ADI has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations.

Pay and discharge, as the same shall become due and payable, (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted by Section 7.01(c)), except in each case (i) to the extent that the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by ADI or such Subsidiary, or (ii) where any failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or Section 7.04 and except in the case of Subsidiaries (other than Material Subsidiaries) where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which would have or be reasonably expected to have a Material Adverse Effect.

6.06. Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except, in each of clause (a) and (b) above, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) use the reasonable standard of care typical in the industry in the operation and maintenance of its facilities.

6.07. Maintenance of Insurance.

Maintain insurance with insurance companies (and, to ADI’s knowledge, with such insurance companies that are financially sound and reputable) with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08. Compliance with Laws.

Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of ADI and its Subsidiaries, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over ADI or any Subsidiary, as the case may be.

6.10. Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to ADI; provided, however, that unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall not (whether at its own request or at the request of a Lender) exercise such rights more than one time in any calendar year, and provided further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of ADI at any time during normal business hours and without advance notice.

6.11. Use of Proceeds.

Use the proceeds of the Loans only for the purposes described in the recitals hereto.

6.12. Anti-Corruption Laws.

Conduct its businesses in all material respects in compliance with the Anti-Corruption Laws and maintain policies and procedures reasonably designed to promote and achieve compliance by ADI and its Subsidiaries with such Laws.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

7.01. Liens.

ADI shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document and Liens existing on the date hereof and set forth on Schedule 7.01 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased and (iii) the direct or any contingent obligor with respect thereto is not changed.

(b) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than Indebtedness) incurred in the ordinary course of business, including deposits securing reimbursement obligations under commercial letters of credit that do not constitute Indebtedness;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(h) precautionary UCC filings in respect of operating leases;

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of ADI or ADI and its Subsidiaries taken as a whole or (ii) secure any Indebtedness;

(j) Liens securing Swap Contracts permitted under Section 7.02(e);

(k) Liens in favor of a lessor under any lease entered into by ADI or any Subsidiary in the ordinary course of business but only with respect to the assets so leased;

(l) Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(m) Liens on assets of any entity acquired by ADI or any of its Subsidiaries in a transaction permitted under this Agreement; provided that such Liens are in existence on the date of such acquisition and not created in anticipation thereof; and

(n) Liens securing Indebtedness of ADI and its Subsidiaries (in addition to Sections 7.01(l) and (m) above) in an aggregate principal amount not to exceed, at any one time, the greater of (i)$375,000,000 and (ii) 5% of Consolidated Tangible Assets.

7.02. Indebtedness.

ADI will not permit its Subsidiaries, directly or indirectly, to create, assume or incur any Indebtedness except for the following:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.02 and extensions, renewals and replacements of any such Indebtedness in a principal amount not in excess of that outstanding as of the date hereof plus amounts equal to a reasonable premium or other reasonable amounts paid and fees and expenses reasonably incurred in connection with such financing;

(c) Indebtedness of any Subsidiary to ADI or any other Subsidiary;

(d) Guarantees by any Subsidiary of Indebtedness of any other Subsidiary permitted hereunder;

(e) obligations (contingent or otherwise) of any Subsidiary existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Subsidiary in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Subsidiary, or changes in the value of securities issued by such Subsidiary, and not for purposes of speculation or taking a “market view”;

(f) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets in an aggregate amount not to exceed, at any one time, $300,000,000;

(g) unsecured Indebtedness of any Subsidiary under the Term Loan Facilities and the Debt Securities (and any refinancing or refunding of the Term Loan Facilities or the Debt Securities with additional unsecured Indebtedness incurred under this clause (g)); provided that the aggregate principal amount of Indebtedness under the Term Loan Facilities (or any Indebtedness refinancing or refunding all or part thereof under this clause (g)) shall not exceed $5,000,000,000 and the aggregate principal amount of Indebtedness under the Debt Securities (or any Indebtedness refinancing or refunding all or part thereof under this clause (g)) shall not exceed $2,500,000,000;

(h) Indebtedness of the Company or any of its Subsidiaries existing at the Closing Date that is permitted under the Merger Agreement (as in effect on July 26, 2016), to remain outstanding following the Closing Date, and any refinancings, refundings, renewals or extensions thereof; provided that (i) no Subsidiary shall be a primary obligor or guarantor with respect thereto unless such Subsidiary was (or pursuant to the terms thereof would have been required to become) a primary obligor or guarantor with respect thereto immediately prior to the Closing Date and (ii) the aggregate principal amount of such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to the Closing Date, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with any such refinancings, refundings, renewals or extensions thereof; and

(i) other Indebtedness in an aggregate principal amount not to exceed, at any one time outstanding, the greater of (i) $1,125,000,000 and (ii) 15% of Consolidated Tangible Assets.

7.03. Fundamental Changes.

ADI shall not, nor shall it permit any Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, except that:

(a) ADI may merge with another Person; provided that ADI is the continuing or surviving Person;

(b) Merger Sub may merge with the Company to consummate the Merger;

(c) any Subsidiary (other than the Subsidiary Borrower at any time when it is a Borrower) may merge, consolidate, amalgamate, liquidate or dissolve if such merger, consolidation, amalgamation, liquidation or dissolution does not cause or is not reasonably expected to cause a Material Adverse Effect, and, for the avoidance of doubt, to the extent not involving a merger, consolidation, amalgamation, liquidation or dissolution not otherwise permitted by this clause, may change its jurisdiction of organization and/or tax residence;

(d) (i) upon not fewer than 10 Business Days’ notice to the Administrative Agent (which shall promptly make such notice available to the Lenders), the Subsidiary Borrower may change its jurisdiction of organization to any Permitted Jurisdiction and/or tax residence to any Permitted Jurisdiction or Consent Jurisdiction and (ii) any Term Loan Subsequent Subsidiary Borrower may change its jurisdiction of organization and/or tax residence; and

(e) (i) upon not fewer than 10 Business Days’ notice to the Administrative Agent (which shall promptly make such notice available to the Lenders), the Subsidiary Borrower may consolidate, amalgamate or merge with or into or liquidate, wind up or convert into (whether or not the Subsidiary Borrower is the surviving Person) any Person so long as the surviving Person (A) is a Subsidiary, (B) is organized in a Permitted Jurisdiction and (C) if other than the Subsidiary Borrower, (x) expressly assumes all Borrower Obligations of the Subsidiary Borrower pursuant to an Assumption, Release and Guarantee Agreement (with such changes to the form thereof as are reasonably required to give effect to such assumption) or documentation otherwise in form and substance reasonably satisfactory to the Administrative Agent and (y) is substituted for and becomes the “Subsidiary Borrower” and, as to the Borrower Obligations or portion thereof previously assumed by the Subsidiary Borrower, the “Borrower”, in each case, for all purposes hereof and (ii) any Term Loan Subsequent Subsidiary Borrower may consolidate, amalgamate or merge with or into or liquidate, wind up or convert into (whether or not any Term Loan Subsequent Subsidiary Borrower is the surviving Person) any Person so long as the surviving Person is a Subsidiary;

provided that, in the case of clauses (d)(i) and (e)(i) above, (i) such transaction would not result in a violation of any Laws by (A) ADI or the Subsidiary Borrower (or, if not the original Subsidiary Borrower, the surviving Person of any consolidation, amalgamation, merger, liquidation, winding up or conversion of the Subsidiary Borrower) that would reasonably be expected to have a Material Adverse Effect or (B) the Administrative Agent or any Lender, (ii) the Administrative Agent shall have received all documentation required under Section 4.02 and under Section 5 of the Assumption, Release and Guarantee Agreement, to the extent such provisions are applicable, (iii) if the original Subsidiary Borrower is not the surviving Person of any consolidation, amalgamation, merger, liquidation, winding up or conversion of the Subsidiary Borrower, (A) the Subsidiary Borrower shall have furnished to each Lender all such information as such Lender shall reasonably request relating to such surviving Person (including any information required for compliance with the USA PATRIOT Act or other “know-your-customer” laws) promptly after it is requested by such Lender, (B) in the event any Lender shall notify the Subsidiary Borrower and the Administrative Agent that it shall be unlawful under Federal or applicable state or foreign law for such Lender to make or hold Loans to such surviving Person (a “Notice of Illegality”), the requested consolidation, amalgamation, merger, liquidation, winding up or conversion of the Subsidiary Borrower shall not become effective until such time as such Lender withdraws such Notice of Illegality or ceases to be a Lender hereunder pursuant to Sections 3.06 and 10.13, and (C) ADI shall guarantee the Borrower Obligations so assumed by such surviving Person pursuant to the applicable Assumption, Release and Guarantee Agreement.

7.04. Dispositions.

ADI shall not, nor shall it permit any Subsidiary to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property from ADI to a Subsidiary or from a Subsidiary to ADI or another Subsidiary;

(e) Dispositions by the Subsidiary Borrower or any Term Loan Subsequent Subsidiary Borrower of its assets (including, without limitation, assets that constitute all or substantially all of its assets);

(f) changes in the ownership of the Equity Interests of the Subsidiary Borrower or any Term Loan Subsequent Subsidiary Borrower (other than changes constituting a “Change of Control”), so long as, at any time when the Subsidiary Borrower or such Term Loan Subsequent Subsidiary Borrower, as applicable, is a Borrower hereunder or a borrower under the Term Loan Facilities, the Subsidiary Borrower or such Term Loan Subsequent Subsidiary Borrower, as applicable, remains a Subsidiary of ADI; and

(g) Dispositions by ADI and its Subsidiaries not otherwise permitted under this Section 7.04; provided that the aggregate book value of all property disposed of in reliance on this clause (g) shall not exceed 30% of the consolidated total assets of ADI and its Subsidiaries, as determined in accordance with GAAP (measured as of the applicable date of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or, prior to the delivery of any such financial information, as of March 10, 2017).

7.05. Use of Proceeds.

ADI shall not, nor shall it permit any Subsidiary to, directly or indirectly, use the proceeds of any Loan, whether directly or indirectly, except in accordance with Section 6.11, and in no event shall any Loan, whether immediately, incidentally or ultimately, be used to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case, to the extent such action would violate Regulation U.

7.06. Fiscal Year.

No Loan Party shall directly or indirectly change its fiscal year.

7.07. [Reserved].

7.08. Sanctions.

Each Loan Party shall not, directly or, to the knowledge of such Loan Party, indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, in each case, in any manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

7.09. Anti-Corruption Laws.

Each Loan Party shall not, directly or, to the knowledge of such Loan Party, indirectly use the proceeds of any Credit Extension for any purpose which would breach the Anti-Corruption Laws.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. A Loan Party fails to pay (i) when and as required to be paid herein any amount of principal of any Loan, (ii) within five days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. A Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 or 6.11 or Article VII; or

(c) Other Defaults. A Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice of default is provided by the Administrative Agent; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of a Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. ADI or any Material Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. A Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) A Loan Party or any Material Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against ADI or any Material Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and there is a period of 30 consecutive days during which such judgment is not satisfied or discharged or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or would reasonably be expected to result in liability of ADI under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) ADI or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or ADI or any Subsidiary contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

Notwithstanding anything herein to the contrary, during the period from the Closing Date until the date that is 30 days after the Closing Date (the “Clean-Up Period”), any breach of a representation or warranty will be deemed not to be a breach of a representation or warranty by reason of any matter or circumstance relating to the Company and its subsidiaries, if it would have been (if it were not for this paragraph) a breach of representation or warranty if, and for so long as the circumstances giving rise to the relevant breach of representation or warranty (i) are capable of being remedied within the Clean-Up Period and ADI is taking appropriate steps to remedy such breach, (ii) do not have and are not reasonably likely to have a Material Adverse Effect, and (iii) were not procured by or approved by ADI or any of its Subsidiaries immediately prior to the Closing Date. Notwithstanding the immediately preceding sentence, if the relevant circumstances are continuing on or after the expiry of the Clean-Up Period, there shall be a breach of representation or warranty, notwithstanding the immediately preceding sentence (and without prejudice to the rights and remedies of the Administrative Agent and the Lenders).

8.02. Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions (subject, however, to the last paragraph of this Section 8.02):

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Loan Party under Debtor Relief Laws, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties, and without further act of the Administrative Agent or any Lender.

During the period from and including the Closing Date and to and including the earlier of the termination of the Commitments and the funding of the Loans on the Closing Date, and notwithstanding (a) that any representation contained herein or made pursuant hereto (excluding, for the avoidance of doubt, the Specified Representations and Merger Agreement Representations) shall have been incorrect, (b) any failure by any Loan Party to comply with the covenants set forth in Article VI or Article VII hereof, (c) any provision to the contrary in the Loan Documents, or (d) that any condition (other than any conditions set forth in Section 4.01) shall subsequently be determined not have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (i) cancel any of the Commitments, (ii) rescind, terminate or cancel the Loan Documents or any of its Commitments thereunder, or exercise any right or remedy under the Loan Documents to the extent that to do so would prevent, limit or delay the making of the Loans on the Closing Date, (iii) refuse to make any Loan on the Closing Date or (iv) exercise any right of set-off or counterclaim in respect of any Loan to the extent that to do so would prevent, limit or delay the making of any Loan on the Closing Date; provided that the conditions set forth in Section 4.01 are satisfied. For the avoidance of doubt, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any condition set forth in Section 4.01 shall not be satisfied on the Closing Date and (b) after giving effect to the funding of the Loans on the Closing Date, subject to Section 8.01, all the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available and may be exercised by them notwithstanding that such rights were not available prior to such time as a result of the provisions of this paragraph.

8.03. Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to ADI or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.

Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the

Administrative Agent to take such actions (including, for the avoidance of doubt, the entry into any Assumption, Release and Guarantee Agreement in compliance with Section 1.06) on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as third party beneficiaries of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02. Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or the other documents executed or delivered in connection therewith that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose,

any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document or the other documents executed or delivered in connection therewith by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.

The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and ADI. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of ADI, not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and ADI) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (with the consent of ADI, not to be unreasonably withheld); provided that if the Administrative Agent shall notify ADI and the Lenders that no qualifying Person has accepted such appointment, then, whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to ADI and such Person, remove such Person as the Administrative Agent and, in consultation with ADI, appoint a successor. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and ADI) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by ADI to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between ADI and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07. Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the arrangers, bookrunners, syndication agents or documentation agents named on the cover page of this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09. Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to a Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on a Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by ADI or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and ADI or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) (i) extend or increase the Commitment of any Lender without the written consent of such Lender whose Commitment is being extended or increased;

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender entitled to receive such payment;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(vi) release the Guarantor from its Guarantee without the written consent of each Lender; or

(vii) change (A) any provision of Section 1.06 or Section 4.02 without the written consent of each Lender or (B) clause (ii) of the last proviso of Section 7.03 without the written consent of each Lender; or

(b) unless also signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Bridge Commitment Letter and the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein.

10.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or a Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to ADI and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time as required to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to ADI or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. ADI shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. ADI shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) after and during the continuation of an Event of Default, all out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (including, with respect to clause (ii), the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender).

(b) Indemnification by ADI. ADI shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by ADI or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by ADI or any of its Subsidiaries, or any Environmental Liability related in any way to ADI or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by ADI or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by ADI or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if ADI or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) arise out of, or in connection with, any investigation, litigation, proceeding or claim that does not involve an act or omission by ADI or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against any Indemnitee in its capacity as an agent or Arranger in respect of this Agreement). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that ADI for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made by the Lenders ratably based on their Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that such unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, and to the extent permitted by applicable Law, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than pursuant to the Assumption of Borrower Obligations effected in compliance with this Agreement, neither ADI nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitments or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, ADI otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment or Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) on or prior to the Closing Date, unless the proposed assignee is a “Permitted Assignee” as defined in the Bridge Commitment Letter, the consent of ADI shall be required;

(B) after the Closing Date, unless the proposed assignee is a “Permitted Assignee” as defined in the Bridge Commitment Letter, the consent of ADI (such consent not to be unreasonably withheld or delayed, and to be deemed to have been given unless ADI shall object to a proposed assignment by written notice to the Administrative Agent within 10 Business Days after having received notice thereof) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to ADI or any of ADI’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of ADI and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above (if applicable), the written consent of the Administrative Agent and, if required, ADI to such assignment, and any applicable Tax forms, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (c).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or ADI or any of ADI’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 10.01(a) that affects such Participant. Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05, provided that such Participant agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under Section 10.06(b). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07. Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (in which case, the Administrative Agent or such Lender shall use its reasonable efforts, to the extent permitted by law, to notify ADI prior to such disclosure so that ADI may seek, at ADI’s sole expense, a protective order or other appropriate remedy), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to ADI and its obligations, (g) with the consent of ADI, (h) any rating agency in connection with rating ADI or its Subsidiaries or the credit facilities provided hereunder or the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates, other than as a result of a breach of this Section 10.07, on a nonconfidential basis from a source other than ADI.

For purposes of this Section 10.07, “Information” means all information received from ADI or any Subsidiary relating to ADI or any Subsidiary or any of their respective businesses, other than (a) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by ADI or any Subsidiary and (b) information pertaining to this Agreement of the type routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning ADI or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

10.08. Right of Setoff.

Subject to Section 1.06(b), if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify ADI and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of the Bridge Commitment Letter that by the terms of such document survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect in accordance with Section 13 of the Bridge Commitment Letter). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12. Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13. Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender shall notify ADI and the Administrative Agent that it shall be unlawful under Federal or applicable state or foreign law for such Lender to make or hold Loans to the Subsidiary Borrower pursuant to the Assumption of Borrower Obligations (as a result of any Law not existing and in effect on July 26, 2016), (iv) any Lender delivers a Notice of Illegality pursuant to the last proviso to Section 7.03 or (v) any Lender is a Defaulting Lender or a Non-Consenting Lender, then ADI may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination.

The failure of a Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling ADI to require such assignment and delegation cease to apply.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15. Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers, are arm’s-length commercial transactions between it and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the parties hereto have a business relationship that does not and will not create, by implication or otherwise, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Administrative Agent, the Lenders, the Arrangers or their Affiliates, and no such duty will be deemed to have arisen in connection with the transactions or communications provided for herein or contemplated hereby, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lenders and the Arrangers are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for it or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, the Lenders nor the Arrangers have any obligation to it or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and none of the Administrative Agent, the Lenders nor the Arrangers have any obligation to disclose any of such interests to the Loan Parties or their Affiliates.

10.17. Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18. USA PATRIOT ACT NOTICE.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

10.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ANALOG DEVICES, INC.,

By:	/s/ Ali R. Husain
	Name:	Ali R. Husain
	Title:	Treasurer and Director of Investor Relations

[Signature Page to Bridge Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By:	/s/ David Gibbs
	Name:	David Gibbs
	Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

BANK OF AMERICA, N.A.,

By:	/s/ Mukesh Singh
	Name:	Mukesh Singh
	Title:	Vice President

[Signature Page to Bridge Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

By:	/s/ Christopher Day
	Name:	Christopher Day
	Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
	Name:	Karim Rahimtoola
	Title:	Authorized Signatory

[Signature Page to Bridge Credit Agreement]

SCHEDULE 1.01

CONSOLIDATED EBITDA ADD-BACKS

None.

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$1,640,000,000.00
Bank of America, N.A.	$1,230,000,000.00
Credit Suisse AG, Cayman Islands Branch	$1,230,000,000.00

TOTAL	$4,100,000,000.00

SCHEDULE 5.13

MATERIAL SUBSIDIARIES

1.	Subsidiary Name: Analog Devices Technology Unlimited Company

Jurisdiction of Organization:     Ireland

2.	Analog Devices Global Unlimited Company

Jurisdiction of Organization:     Ireland

3.	Hittite Microwave LLC

Jurisdiction of Organization:     Delaware, United States

4.	Subsidiary Name: Analog Devices International Unlimited Company

Jurisdiction of Organization:     Ireland

5.	Subsidiary Name: Linear Technology Corporation[1]

Jurisdiction of Organization:     Delaware, United States

[1]	To become a subsidiary contemporaneously with the closing of the Merger.

SCHEDULE 5.17

TAXPAYER IDENTIFICATION NUMBER

TIN: 04-2348234

SCHEDULE 7.01

LIENS

None.

SCHEDULE 7.02

INDEBTEDNESS

On March 2, 2016, a wholly-owned subsidiary, Analog Devices Holdings B.V. (ADBV), acquired SNAP Sensor SA (SNAP). The acquisition agreement includes a contingent consideration arrangement which may require additional cash payments to the former equity holders of SNAP of up to $1.5 million due on or before December 31, 2018.

On August 29, 2016 Analog Devices Inc. completed its acquisition of certain assets from Vescent Photonics Inc. (“Vescent”). The acquisition agreement includes a contingent consideration arrangement which may require additional cash payments to the former equity holders of Vescent of up to $7 million due on or before September 1, 2019.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

1. Address for ADI:

Analog Devices, Inc.

Three Technology Way

Norwood, MA 02062

Attention: Ali Husain, Treasurer and Director of Investor Relations

Telephone: 781-461-3796

Email: Ali.Husain@Analog.com

2. Address for Administrative Agent:

Administrative Agent’s Office (for payments):

JPMorgan Chase Bank, N.A., as Administrative Agent

10 South Dearborn L2

Chicago Il. 60603

Attention: Leonida Mischke

Telephone: 312-385-7055

Facsimile: 888-292-9533

E-mail: jpm.agency.servicing.4@jpmchase.com

Wire Instruction:

JPMorgan Chase Bank, N.A.

ABA # 021000021

Account Name: LS2 Incoming Account

Account No.: 9008113381C5600

Attention: LS2 Incoming Account

Ref.: Analog Devices, Inc.

Other Notices as Administrative Agent:

JPMorgan Chase Bank, N.A., as Administrative Agent

10 South Dearborn L2

Chicago Il. 60603

Attention: Prashanth Kallakuri

Telephone: 855-609-9959

Facsimile: 214-307-6874

E-mail: Chicago.lc.agency.closing.team@jpmorgan.com

EXHIBIT 1.01

[FORM OF]

ASSUMPTION, RELEASE AND GUARANTEE AGREEMENT

ASSUMPTION, RELEASE AND GUARANTEE dated as of [●] (this “Agreement”), by and among ANALOG DEVICES, INC. (“ADI”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and ANALOG DEVICES TECHNOLOGY, a company incorporated under the laws of the Republic of Ireland and a wholly owned subsidiary of ADI (the “Subsidiary Borrower”).

Reference is made to the Bridge Credit Agreement dated as of March 10, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ADI, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

As of the date hereof, ADI is the primary obligor in respect of all of the Obligations, and the “Borrower”, for all purposes of the Credit Agreement and the other Loan Documents.

In consideration of the direct or indirect transfer by ADI of certain assets to the Subsidiary Borrower, the Subsidiary Borrower has agreed to assume [all][a portion] of the Loans made to ADI under the Credit Agreement and, in connection therewith, to become the “Borrower” for [all purposes of][such portion of the Loans made under] the Credit Agreement.

Pursuant to the Credit Agreement, the Lenders have authorized the Administrative Agent, on behalf of itself and the Lenders, to enter into this Agreement to release ADI as the primary obligor in respect of the Subsidiary Borrower Obligations (as defined below), and as “Borrower” for the Subsidiary Borrower Obligations, for all purposes of the Credit Agreement and the other Loan Documents, and to substitute the Subsidiary Borrower therefor as “Borrower” for the Subsidiary Borrower Obligations; provided that ADI agrees pursuant to this Agreement to irrevocably and unconditionally guarantee (the “Guaranty”) all of the obligations of the Subsidiary Borrower hereunder and under the Credit Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assumption. The Subsidiary Borrower hereby assumes, and shall be primarily liable for, [all the Loans under the Credit Agreement][the Loans under the Credit Agreement identified on Annex I hereto] (the “Subsidiary Borrower Obligations”). In accordance with and pursuant to the definition of the term “Borrower” in Section 1.01 of the Credit Agreement, by its signature below, the Subsidiary Borrower hereby becomes [the “Borrower”][the “Borrower” in respect of the Subsidiary Borrower Obligations] under the Credit

Agreement and the other Loan Documents with the same force and effect as if it had executed the Credit Agreement and the other Loan Documents to which the “Borrower” is a party as the “Borrower” on the Closing Date. The Subsidiary Borrower hereby agrees to and shall be bound by all the terms and provisions of the Credit Agreement and the other Loan Documents applicable to it as [the][a] Borrower thereunder.

2. Guaranty.

(a) Subject to Section 2(f) below, ADI hereby irrevocably and unconditionally guarantees (the “Guaranty”), to the Administrative Agent and the Lenders, the due and punctual payment and performance of all of the Subsidiary Borrower Obligations (the “Guaranteed Obligations”). ADI further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. To the fullest extent permitted by applicable law, ADI waives presentment to, demand of payment from and protest to the Subsidiary Borrower of any Guaranteed Obligation, and also waives notice of acceptance of its Guaranty and notice of protest for nonpayment.

(b) Subject to Section 2(f) below, ADI further agrees that its Guaranty hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or similar proceeding shall have stayed any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives, to the fullest extent permitted by applicable law, any requirement that any resort be had, right be exhausted or action be taken by the Administrative Agent against the Subsidiary Borrower or any other Person. ADI agrees that its Guaranty hereunder is continuing in nature and applies to all Guaranteed Obligations, either currently existing or hereafter incurred.

(c) Except for termination of ADI’s obligations in accordance with Section 2(h) below, the obligations of ADI hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, any impossibility in the performance of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of ADI hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, (iii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (iv) any other act or omission that may or might in any manner or to any extent vary the risk of ADI or otherwise operate as a discharge of ADI as a matter of law or equity (other than the payment in full in cash of all the Guaranteed Obligations (other than contingent indemnification Guaranteed Obligations to the extent no claim giving rise thereto has been asserted)).

(d) To the fullest extent permitted by applicable law, ADI waives any defense based on or arising out of any defense of the Subsidiary Borrower or the unenforceability of the

Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Subsidiary Borrower, other than the payment in full in cash of all the Guaranteed Obligations (other than contingent indemnification Guaranteed Obligations to the extent no claim giving rise thereto has been asserted). To the fullest extent permitted by applicable law, the Administrative Agent and the Lenders may compromise or adjust any part of the Guaranteed Obligations or make any other accommodation with the Subsidiary Borrower or exercise any other right or remedy available to them against the Subsidiary Borrower, without affecting or impairing in any way the liability of ADI hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, ADI waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of ADI against the Subsidiary Borrower.

(e) ADI agrees that its Guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy, insolvency or reorganization of the Subsidiary Borrower or otherwise, all as though such payment had not been made.

(f) Upon the occurrence and continuation of an Event of Default under the Credit Agreement, ADI hereby promises to and will, promptly upon written notice thereof from the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders, the amount, in cash, of any unpaid Guaranteed Obligations then due and owing. Upon payment by ADI of any sums to the Administrative Agent as provided above, all rights of ADI against the Subsidiary Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be fully subordinated to the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification Guaranteed Obligations to the extent no claim giving rise thereto has been asserted).

(g) ADI assumes all responsibility for being and keeping itself informed of the Subsidiary Borrower’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that ADI assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender will have any duty to advise ADI of information known to it or any of them regarding such circumstances or risks.

(h) This Guaranty shall terminate (x) when all the Guaranteed Obligations have been paid in full (other than contingent indemnification Guaranteed Obligations to the extent no claim giving rise thereto has been asserted) or (y) as otherwise permitted under the terms of the Credit Agreement.

3. Acceptance and Release. The Administrative Agent, on behalf of itself and the Lenders, hereby accepts the assumption by the Subsidiary Borrower provided for in Section 1 above and hereby releases ADI from liability as principal obligor for the payment of the Subsidiary Borrower Obligations under the Credit Agreement and the other Loan Documents. For the avoidance of doubt, the release of ADI pursuant to this Section 3 shall in no way affect the validity or enforceability of ADI’s Guaranty of the Guaranteed Obligations.

4. Representations and Warranties. Each of ADI and the Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders on the date hereof that:

(a) It is duly organized and validly existing under the Laws of [●], with respect to ADI, and the Laws of [●], with respect to the Subsidiary Borrower.

(b) It has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement (and to perform its obligations under the Credit Agreement and the other Loan Documents), other than any governmental licenses, authorizations, consents and approvals the failure to obtain which would not reasonably be expected to have a Material Adverse Effect.

(c) The execution, delivery and performance by it of this Agreement (and the performance by it of its obligations under the Credit Agreement and the other Loan Documents) have been duly authorized by all necessary corporate or other organizational action, and do not and will not contravene the terms of any of its Organization Documents.

(d) This Agreement, the Credit Agreement and the other Loan Documents constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5. Conditions to Effectiveness. The effectiveness of this Agreement is subject to (a) the Administrative Agent having received, in form and substance reasonably satisfactory to the Administrative Agent:

(i) a copy of the organizational documents of ADI and the Subsidiary Borrower, certified by a Responsible Officer of ADI or the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Subsidiary Borrower, as applicable, to be true and correct as of the date hereof;

(ii) such resolutions or other corporate action, incumbency certificates and/or other customary corporate certificates of a Responsible Officer of ADI or of the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Subsidiary Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of such officers thereof authorized to act in connection with this Agreement; and

(iii) all documentation and other information requested by the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act;

and (b) the borrowing (or assumption) by the Subsidiary Borrower of the Subsidiary Borrower Obligations not resulting in a violation of any Laws (other than any Law existing and as in effect on July 26, 2016) by (i) the Subsidiary Borrower that would reasonably be expected to have a Material Adverse Effect or (ii) the Administrative Agent or any Lender.

6. Further Assurances. The parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of any party, and without further consideration, all such further instruments of assignment and/or assumption as may be required in order to give effect to the transactions described herein.

7. Notices. All notices and other communications hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. For purposes of Section 10.02 of the Credit Agreement, notices to the Subsidiary Borrower will be effective if delivered to it in care of ADI.

8. Successors and Assigns. Whenever in this Agreement any party is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all promises and agreements by or on behalf of any of ADI, the Administrative Agent or the Subsidiary Borrower that are contained in this Agreement shall bind and inure to the benefit of its respective successors and permitted assigns.

9. Setoff. None of the Administrative Agent, any Lender or any of their respective affiliates shall have any right to setoff or apply any deposits held or other obligations owing by the Administrative Agent, such Lender or any such affiliate to or for the credit or the account of the Subsidiary Borrower against any of the obligations of ADI.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

11. Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

12. Effect of this Agreement. Except as expressly modified hereby, the Credit Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

ANALOG DEVICES, INC.

By:
Name:
Title:

ANALOG DEVICES TECHNOLOGY

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

EXHIBIT 2.02

[FORM OF]

LOAN NOTICE

Date:             , 20

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Bridge Credit Agreement, dated as of March 10, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Analog Devices, Inc. (“ADI”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

1. The undersigned hereby requests (select one):

A Borrowing of Loans

A conversion or continuation of Loans

2. On             , 20     (a Business Day).

3. In the amount of $        .1

4. Type of Loan requested or to which existing Loans are to be continued or converted:

Base Rate Loan            Eurodollar Rate Loan

5. For Eurodollar Rate Loans: with an Interest Period of      month[s]2.

The Borrowing, if any, requested herein complies with each of the conditions set forth in Section 4.01 of the Credit Agreement as of the date of such Borrowing.

[BORROWER],

By:

Name:
Title:

[1]	Must comply with Sections 2.01 and 2.02 of the Credit Agreement.
[2]	One, two or three months.

EXHIBIT 2.09

[FORM OF]

NOTE

Date:             , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender under that certain Bridge Credit Agreement, dated as of March 10, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Analog Devices, Inc., the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at the interest rates and at the times provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in U.S. Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[remainder of page intentionally left blank]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[BORROWER],

By:

Name:
Title:

EXHIBIT 3.01(A)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement, dated as of March 10, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Analog Devices, Inc., a Massachusetts corporation (“ADI”), the Lenders identified therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:             , 20

EXHIBIT 3.01(B)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement, dated as of March 10, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Analog Devices, Inc., a Massachusetts corporation (“ADI”), the Lenders identified therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:             , 20

EXHIBIT 3.01(C)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement, dated as of March 10, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Analog Devices, Inc., a Massachusetts corporation (“ADI”), the Lenders identified therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:             , 20

EXHIBIT 3.01(D)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement, dated as of March 10, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Analog Devices, Inc., a Massachusetts corporation (“ADI”), the Lenders identified therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:             , 20

EXHIBIT 4.01

[FORM OF]

SOLVENCY CERTIFICATE

This Certificate is being delivered pursuant to Section 4.01(d) of the Bridge Credit Agreement, dated as of March 10, 2017 (the “Credit Agreement”), among Analog Devices, Inc. (“ADI”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

[                    ] hereby certifies that he/she is the Chief Financial Officer of ADI and that he/she is knowledgeable of the financial and accounting matters of ADI and its Subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he/she is authorized to execute and deliver this Certificate on behalf of ADI.

The undersigned hereby further certifies, solely in his/her capacity as Chief Financial Officer of ADI and not in an individual capacity, as follows:

1. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the fair value of the assets of ADI and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the present fair saleable value of the property of ADI and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, ADI and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, ADI and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

The financial information, projections and assumptions which underlie and form the basis for the representations made in this certificate were based upon good faith estimates and assumptions believed to be reasonable to the management of ADI at the time made, in light of the circumstances under which they were made (it being understood that such financial information, projections or forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information, projections or assumptions may differ from the projected results set forth therein by a material amount).

In computing the amount of the contingent liabilities of ADI and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as Chief Financial Officer of ADI (and not in an individual capacity) this [    ] day of [            ].

ANALOG DEVICES, INC.

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT 6.02

[FORM OF]

COMPLIANCE CERTIFICATE

Financial Statement Date:             , 20

To:	JPMorgan, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Bridge Credit Agreement, dated as of March 10, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Analog Devices, Inc. (“ADI”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of ADI, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent (for delivery to the Lenders) on the behalf of ADI, and that:

[Use following paragraph I for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of ADI ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph I for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of ADI ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the ADI and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by the attached financial statements.

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each Loan Party performed and observed all its Obligations under the Loan Documents, and to the best knowledge of the undersigned during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                 ,     .

ANALOG DEVICES, INC., a Massachusetts corporation

By:
Name:
Title:

Schedule 1 to

Compliance Certificate

Financial Statements

[To be attached by ADI]

EXHIBIT 10.06

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower:	Analog Devices, Inc., a Massachusetts corporation[1]

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:

Bridge Credit Agreement, dated as of March 10, 2017, among the Borrower, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, restated, extended, supplemented or otherwise modified in writing from time to time

6. Assigned Interest:

Assignor[s][2]	Assignee[s][3]	Aggregate Amount of Commitment for all Lenders[4]	Amount of Commitment Assigned	Percentage Assigned of Commitment/ Loans[5]
		$	$		%

		$	$		%

[7. Trade Date:	][6]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Include the Subsidiary Borrower, if applicable.
[2]	List each Assignor, as appropriate.
[3]	List each Assignee, as appropriate.
[4]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]1 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:]2

[BORROWER]

By:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.